Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the

Fiscal Third Quarter 2011

Greenwood Village, CO — November 3, 2011 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended October 2, 2011.

During the Company’s fiscal third quarter 2011:

•                  Adjusted, earnings per diluted share were $0.24 compared to $0.08 during the comparable period a year ago; GAAP earnings per diluted share were $0.14 compared to a net loss of $0.27 in the fiscal third quarter of 2010.

•                  Company-owned comparable restaurant gross sales increased 2.1% and restaurant revenues were up 5.8% compared to the same period a year ago.

•                  Restaurant-level operating profit margin increased to 18.8% from 17.5% (See Note 1 below).

•                  The Company opened two company-owned Red Robin® restaurants.

Adjusted net income for the 12 weeks ended October 2, 2011 was $3.7 million compared to $1.2 million earned for the 12 weeks ending October 3, 2010.  Adjusted net income excludes asset impairment and executive transition costs of $1.6 million and $5.4 million in 2011 and 2010, respectively, as detailed in Schedule I below.

Third quarter 2011 adjusted earnings per diluted share were $0.24 compared to $0.08 for the third quarter 2010.  GAAP net income was $2.1 million or $0.14 per diluted share for the 2011 third quarter. These results compare to a net loss of $4.2 million, or $0.27 per diluted share for the 2010 third quarter.  Schedule I of this earnings release reconciles the impact on net income and earnings per share as reported on a GAAP basis to adjusted amounts.

“We are very pleased with our third quarter 2011 performance, which continues our growth of restaurant revenues and expanding operating margins,” said Steve Carley, Red Robin Gourmet Burgers, Inc.’s chief executive officer.  “As we continue to execute on our strategic initiatives, we are building a foundation for sustained long-term growth.  Our top line performance and expense management during the third quarter this year reflects our team members’ continued focus on achieving our goals.”

Growing Operating Results

Total Company revenues, which include company-owned restaurant sales and franchise royalties, increased 5.9% to $206.2 million in the fiscal third quarter of 2011 versus $194.8 million in the same period last year.  Franchise royalties and fees increased 8.6% to $3.3 million in the fiscal third quarter of 2011 compared to $3.0 million for the same period in 2010.

Comparable restaurant gross sales increased 2.1% for company-owned restaurants in the fiscal third quarter of 2011 compared to the fiscal third quarter of 2010, driven by a 5.3% increase in average guest check, partially offset by a 3.2% decrease in guest counts.

Average weekly gross sales in company-owned restaurants increased to $53,966 per unit in the third quarter (3,870 operating weeks) compared to $52,295 a year ago (3,730 operating weeks).  In the Company’s franchised restaurants, average weekly gross sales per unit were $51,062 in the third quarter, an increase of 2.7% compared to $49,736 last year.

Restaurant-level operating profit margins at company-owned restaurants were 18.8% in the fiscal third quarter of 2011 compared to 17.5% in the fiscal third quarter of 2010.  As a percentage of restaurant revenue, fiscal third quarter 2011 restaurant-level operating profit margins improved 130 basis points as a result of a 200 basis point decrease in labor costs and a 80 basis point decrease in other operating costs, partially offset by a 110 basis point increase in food and beverage costs and a 30 basis point increase in occupancy costs.  Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Selling, general and administrative (“SG&A”) expenses were $22.9 million in the fiscal third quarter of 2011 and $22.6 million in the fiscal third quarter of 2010.  SG&A includes $0.5 million and $2.3 million related to executive transition costs in the third quarter of 2011 and 2010 respectively.   The increase in SG&A expenses in the third quarter of 2011 excluding executive transition costs was driven primarily by higher variable compensation costs and expensed investments in the Company’s new information systems.

During the third quarter of 2011, the Company determined that a restaurant was impaired based on expected future financial performance.  The carrying value of the restaurant was compared to estimated fair value of those assets resulting in a $1.9 million pre-tax non-cash asset impairment charge.

The Company had an effective tax benefit of 21.7% in the fiscal third quarter of 2011, primarily as a result of Hire Act tax credits, compared to an effective tax benefit of 41.3% in the fiscal third quarter 2010.  Year to date, the Company’s effective tax rate has been 7.5% and the Company anticipates that the effective tax rate for the full fiscal year 2011 will be approximately 7.5%.

Balance Sheet and Liquidity

On October 2, 2011, the Company had cash and cash equivalents of $27.1 million and total debt of $157.1 million, including $10.8 million of capital lease liabilities.  Year to date through the third quarter 2011, cash from operations totaled $73.1 million compared to $51.6 million for the same period in 2011.  Year to date capital expenditures totaled $32.7 million compared to $25.8 million through the third quarter 2010.

The Company’s Board of Directors had previously authorized up to $50.0 million for repurchases of the Company’s common stock.  During the fiscal third quarter of 2011, the Company repurchased approximately 681,000 shares for $20.3 million. Year to date in 2011, the Company has repurchased approximately 1.1 million shares for a total $30.7 million.  On October 26, 2011, the Company’s Board revised the common share repurchase authorization providing for the repurchase of up to $50.0 million through December 31, 2012.

Restaurant Openings

As of the end of the fiscal third quarter 2011, there were 323 company-owned restaurants, two of which the Company opened in the third quarter, and 137 franchised Red Robin® restaurants.  The Company has opened two additional company-owned restaurants in the fourth quarter and plans to open an additional full-size prototype and the first of its smaller prototype restaurants in November 2011.  During fiscal year 2011, the Company expects to have opened 12 new full-size company-owned restaurants and one smaller prototype.  Franchisees opened three new restaurants in 2011, the last of which opened early in the fiscal fourth quarter.

Outlook

For the fiscal fourth quarter of 2011, the Company expects a low-single-digit increase in comparable restaurant sales compared to the same period a year ago.  Additionally, in the fiscal fourth quarter of 2011 the Company expects restaurant-level operating profit margins to increase 150 to 160 basis points as a percent of revenue compared to the same period a year ago, driven by lower labor and other operating costs, partially offset by higher cost of goods sold.

The sensitivity of the Company’s restaurant sales to a 1% change in Guest counts for fiscal 2011 equates to approximately $0.25 per diluted share, and a 1% change in price for fiscal 2011 is about $0.43 per diluted share.  A 10 basis point change in restaurant-level operating margin is about $0.05 per diluted share, and a change of $167,000 in pre-tax income or expense is $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal third quarter 2011 results today at 5:00 p.m. ET. The conference call number is (877) 604-9674, or for international callers (719) 325-4863.  The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast. To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from one hour after the call and available until midnight on December 25, 2011.  The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers.  The conference ID is 4670234.  The webcast replay will also be available on the Company’s website until midnight on December 25, 2011.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There are more than 460 Red Robin® restaurants located across the United States and Canada, including 325 company-owned locations and 138 locations operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those statements regarding anticipated restaurant openings, as well as certain statements under the heading “Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA” Act) codified at Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  This statement is included for purposes of complying with the safe harbor provisions of the PSLRA Act.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date.  Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as” “believes,” “continue,” “expects,”  “will” or comparable terms or the negative thereof.  These statements are based on assumptions believed by the Company to be reasonable, and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties are summarized as follows:  the ability to effectively implement strategies and achieve anticipated revenue and cost savings from Project RED and other initiatives; the uncertain general economic conditions including volatility in financial markets, high levels of unemployment and uncertain consumer confidence, resulting in changes in consumer preferences, discretionary spending or acceptance of pricing changes and increases; the effectiveness of the Company’s marketing and advertising strategies, including the Company’s loyalty program and guest count initiatives; the effect of increased competition in the casual dining market and discounting by competitors; changes in commodity prices, particularly ground beef; potential fluctuation in the Company’s quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to the Company’s franchisees; the adequacy of cash flows generated by the Company’s business or available debt resources to fund operations and growth opportunities and repurchases of the Company’s common stock; further limitations on the Company’s ability to execute stock repurchases due to lack of available shares or acceptable stock price levels or other market or company-specific conditions; the Company’s ability to achieve and manage the Company’s planned expansion, including both in new markets and existing markets; the concentration of the Company’s restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs; changes in the ability of the Company’s vendors to meet its supply requirements; lack of awareness of the Company’s brand in new markets; the ability of the Company’s franchisees to open and manage new restaurants; health concerns about the Company’s food products and food preparation; the Company’s ability to protect its intellectual property and proprietary information; the impact of federal, state or local government regulations relating to the Company’s team members or the sale of food or alcoholic beverages; the Company’s franchisees’ adherence to its practices, policies and procedures;  and other risk factors described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

303-846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

303-846-6000

Note 1:  Schedule II of this earnings release defines restaurant-level operating profit and reconciles this metric to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing restaurant performance.  It is not calculated in conformity with

generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather than replace GAAP results.   Restaurant-level operating profit is useful to management and to the Company’s investors because it is widely regarded in the restaurant industry as a meaningful metric by which to evaluate restaurant-level operating efficiency and performance.

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Revenues:
Restaurant revenue	$202,679	$191,612	$696,338	$657,094
Franchise royalties and fees and other revenues	3,565	3,231	12,531	14,602
Total revenues	206,244	194,843	708,869	671,696

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	51,688	46,723	175,599	160,432
Labor (includes $133, $211, $508 and $631 of stock-based compensation, respectively)	68,143	68,231	235,588	233,080
Operating	29,226	29,080	96,968	96,695
Occupancy	15,458	14,074	50,215	48,361
Depreciation and amortization	13,006	13,341	42,751	43,777
Selling, general, and administrative (includes $563, $1,349, $1,669 and $3,100 of stock-based compensation, respectively)	22,926	22,612	79,508	73,455
Pre-opening costs	622	740	2,799	1,992
Asset impairment charge	1,919	6,116	1,919	6,116
Total costs and expenses	202,988	200,917	685,347	663,908

Income (loss) from operations	3,256	(6,074)	23,522	7,788

Other expense:
Interest expense, net and other	1,556	1,106	4,424	4,228

Income (loss) before income taxes	1,700	(7,180)	19,098	3,560
Income tax expense (benefit)	(369)	(2,967)	1,426	(1,512)
Net income (loss)	$2,069	$(4,213)	$17,672	$5,072
Earnings (loss) per share:
Basic	$0.14	$(0.27)	$1.17	$0.33
Diluted	$0.14	$(0.27)	$1.15	$0.32
Weighted average shares outstanding:
Basic	15,024	15,519	15,154	15,494
Diluted	15,277	15,519	15,395	15,668

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	October 2, 2011	December 26, 2010
Assets:
Current Assets:
Cash and cash equivalents	$27,094	$17,889
Accounts receivable, net	8,277	6,983
Inventories	16,616	16,037
Prepaid expenses and other current assets	9,665	7,600
Income tax receivable	540	3,822
Deferred tax asset	2,189	1,294
Total current assets	64,381	53,625

Property and equipment, net	405,453	414,048
Goodwill	61,769	61,769
Intangible assets, net	39,890	43,056
Other assets, net	9,155	6,759
Total assets	$580,648	$579,257

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$12,457	$12,776
Construction related payables	4,009	2,943
Accrued payroll and payroll related liabilities	32,967	29,137
Unearned revenue	10,461	14,391
Accrued liabilities	26,238	18,592
Current portion of term loan notes payable	9,375	18,739
Current portion of long-term debt and capital lease obligations	734	838
Total current liabilities	96,241	97,416

Deferred rent	39,437	34,214
Notes payable, long-term portion	136,875	85,214
Other long-term debt and capital lease obligations	10,069	53,731
Other non-current liabilities	5,350	8,021
Total liabilities	287,972	278,596

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,268,395 and 17,101,897 shares issued; 14,663,369 and 15,600,867 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 2,605,026 and 1,501,030 shares, at cost	(80,985)	(50,321)
Paid-in capital	176,779	171,558
Accumulated other comprehensive income (loss), net of tax	(411)	(197)
Retained earnings	197,276	179,604
Total stockholders’ equity	292,676	300,661
Total liabilities and stockholders’ equity	$580,648	$579,257

Schedule I

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and forty weeks ended October 2, 2011, and October 3, 2010, net income (loss) and basic and diluted earnings (loss) per share, excluding the effects of the severance expense, executive transition costs, and initial gift card breakage revenue recorded in first quarter 2010 and first quarter 2011.    The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company.  This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein.  The non-GAAP results were calculated using an assumed 11.9% normalized tax rate in 2011 and 6.2% in 2010 on income and expense items before taxes excluding the identified items.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010

Net income (loss) as reported	$2,069	$(4,213)	$17,672	$5,072
Executive transition and severance expense	541	2,329	2,228	2,512
Asset impairment	1,919	6,116	1,919	6,116
Initial cumulative gift card breakage income	—	—	(438)	(3,507)

Income tax benefit (expense)	(846)	(3,045)	(1,182)	(2,051)

Adjusted net income	$3,683	$1,187	$20,199	$8,142

Basic net income (loss) per share:
Net income (loss) as reported	$0.14	$(0.27)	$1.17	0.33
Executive transition and severance expense	0.04	0.15	0.15	0.16
Asset impairment	0.13	0.39	0.13	0.40
Initial cumulative gift card breakage income	—	—	(0.03)	(0.23)
Income tax benefit (expense)	(0.06)	(0.19)	(0.09)	(0.13)

Adjusted earnings per basic share	$0.25	$0.08	$1.33	$0.53

Diluted net income (loss) per share:
Net income (loss) as reported	$0.14	$(0.27)	$1.15	$0.32
Executive transition and severance expense	0.04	0.15	0.14	0.16
Asset impairment	0.13	0.39	0.12	0.39
Initial cumulative gift card breakage income	—	—	(0.03)	(0.22)
Income tax benefit (expense)	(0.07)	(0.19)	(0.07)	(0.13)

Adjusted earnings per diluted share	$0.24	$0.08	$1.31	$0.52

Weighted average shares outstanding:
Basic	15,024	15,519	15,154	15,494
Diluted	15,277	15,704	15,395	15,668

Schedule II

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect a current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs.   The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 40 weeks ended October 2, 2011, and October 3, 2010, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Forty Weeks Ended
	October 2, 2011		October 3, 2010		October 2, 2011		October 3, 2010
Restaurant revenues	$202,679	98.3%	$191,612	98.3%	$696,338	98.2%	$657,094	97.8%

Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	51,688	25.5	46,723	24.4	175,599	25.2	160,432	24.4
Labor	68,143	33.6	68,231	35.6	235,588	33.8	233,080	35.5
Operating	29,226	14.4	29,080	15.2	96,968	13.9	96,695	14.7
Occupancy	15,458	7.6	14,074	7.3	50,215	7.2	48,361	7.4
Restaurant-level operating profit	38,164	18.8	33,504	17.5	137,968	19.8	118,526	18.0

Add — other revenues	3,565	1.7	3,231	1.7	12,531	1.8	14,602	2.1
Deduct — other operating:
Depreciation and amortization	13,006	6.3	13,341	6.8	42,751	6.0	43,777	6.5
Selling, general, and administrative	22,921	11.1	22,618	11.6	79,448	11.2	73,366	10.9
Pre-opening costs	622	0.3	740	0.4	2,799	0.4	1,992	0.3
Asset impairment charge	1,919		6,116	3.1	1,919		6,116	0.9
Restaurant closure costs	5	0.0	(6)	—	60	0.0	89	—
Total other operating	38,473	17.7	42,809	22.0	126,977	17.7	125,340	18.7

Income (loss) from operations	3,256	1.6	(6,074)	(3.1)	23,522	3.3	7,788	1.2

Total other expenses, net	1,556	0.8	1,106	0.6	4,424	0.6	4,228	0.6
Income tax expense (benefit)	(369)	(0.2)	(2,967)	(1.5)	1,426	0.2	(1,512)	(0.2)
Total other	1,187	0.6	(1,861)	(0.9)	5,850	0.8	2,716	0.4

Net income (loss)	$2,069	1.0%	$(4,213)	2.2%	$17,672	2.5%	$5,072	0.8%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.